Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - President & CEO
Rick Vilsoet Dycom Industries, Inc. - General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO
Tim Estes Dycom Industries, Inc. - COO

CONFERENCE CALL PARTICIPANTS
Bobby Burleson Canaccord Genuity - Analyst
Tahira Afzal KeyBanc Capital Markets - Analyst
Adam Thalhimer Thompson Davis & Company - Analyst
Matt Duncan Stephens Inc - Analyst
Alex Rygiel FBR Capital Markets - Analyst
Brent Thielman D.A. Davidson & Company - Analyst
Jennifer Fritzsche Wells Fargo Securities - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Alan Mitrani Sylvan Lake Asset Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Dycom results conference call.

(Operator Instructions)

As a reminder, today’s call is being recorded. I will turn the conference now over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thank you, John. Good morning, everyone. I’d like to thank you for attending this conference call to review our second-quarter FY17 results. During the call, we will be referring to a slide presentation, which can be found on our website’s Investor Relations page under the heading Events and Presentations, Investor Calendar. Relevant slides will be identified by number throughout our presentation.

Going to slide 3, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve. Except for historical information, the statements made by Company management during this call may be forward-looking, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company’s outlook, are based on management’s current expectations, estimates and projections, and involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company’s annual report on Form 10-K for the year ended July 30, 2016, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Rick. Now moving to slide 4 and a review of our second-quarter results. As you review our results, please note that we have presented in our release and comments certain revenue amounts excluding revenues from businesses acquired during the fourth quarter of FY16, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share, all of which are Non-GAAP financial measures.

See slides 13 through 19 for a reconciliation of Non-GAAP measures to GAAP measures. Additionally, see slide 20 for a calculation of Non-GAAP organic revenue for the fourth quarter of FY16 that has been adjusted to exclude the impact of the incremental 14th week and Q4 2016’s acquired revenues.

Revenue increased significantly year over year to $701.1 million, an increase of 25.3%. Organic revenue grew 22.9%. This quarter reflected a broad increase in demand from several key customers as we deployed 1-gigabit wireline networks and grew core market share. Gross margins increased 42 basis points year over year as a percentage of revenue, reflecting strong operating performance. Several large programs accelerated, and a number of recent contracts commenced meaningful activity. General and administrative expenses improved year over year, decreasing 10 basis points.

All of these factors produced Adjusted EBITDA of $86.2 million or 12.3% of revenue, and Adjusted Diluted Earnings per Share of $0.82 compared to $0.54 in the year-ago quarter. Liquidity was strong, as cash and availability under our credit facility was $421.9 million at the end of the quarter. During the quarter, we repurchased 313,000 of our shares for $25 million. As of February 2017, we are authorized to repurchase up to $150 million of shares through August 2018.

Going to slide 5, today, a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth enabling 1-gigabit speeds to individual consumers. Several industry participants have articulated plans to deploy multi-gigabit speeds, while others are preparing to do so. These industry developments have produced opportunities across a broad array of our existing customers, which in aggregate, are without precedent for the industry in our experience.

These opportunities are currently expanding. We are providing program management, engineering and design, aerial and underground construction and fulfillment services for 1-gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers. Revenues and opportunities driven by this industry standard continued to grow meaningfully during the second quarter of FY17.

Customers are continuing to reveal with more specificity new multi-year initiatives that are being planned and managed on a market-by-market basis. Our calendar 2016 performance clearly demonstrated that a massive wireline network investment cycle of unprecedented scale is underway.

As we look out over the near to intermediate term, we are increasingly encouraged that newly emerging wireless technologies are driving significant additional wireline growth opportunities. It’s now clear that several calendar 2016 projects were but harbingers of the complementary wireline investment cycle that will be required to facilitate what is expected to be a decades-long deployment of fully converged wireless wireline networks. Finally, we remain confident that our competitively unparalleled scale and market share, as well as our financial strength, position us well to deliver valuable service to our customers and robust returns for our shareholders.

Now moving to slide 6, during the quarter, we experienced the effects of a strong overall industry environment. Organic revenue grew 22.9%. Our top-five customers combined produced 76.2% of revenue, increasing 37.1% organically, while all other customers decreased 7.5% organically. Of note, this quarter marks the ninth consecutive quarter of double-digit organic growth.

AT&T was our largest customer at 28.3% of total revenue, or $198.2 million. AT&T grew 48.7% organically year over year. Growth in wireline services was accompanied by strong growth in wireless services. Revenue from Comcast was $116.8 million, or 16.7% of revenue, and grew organically 55.2%. Comcast was our second-largest customer.

Revenue from CenturyLink was $115.4 million, or 16.5% of revenue. CenturyLink was our third-largest customer, and grew organically 38.3%. Verizon was Dycom’s fourth-largest customer for the quarter at 8.8% of revenue, or $61.9 million. And finally, revenue from Windstream was $42.2 million, or 6% of revenue. Windstream was our fifth-largest customer, and grew organically 37.4%.

We are particularly pleased that we have continued to gain share and expand our geographic reach. In fact, over the last nine quarters we have meaningfully increased the long-term value of our maintenance business, a trend which we believe will parallel our deployment of 1-gigabit and wireless/wireline converged networks as those deployments dramatically increase the amount of outside plant network that must be maintained and as customers increasingly require their maintenance providers to be of substantial scale.

Going to slide 7, backlog at the end of the second quarter was $5.112 billion versus $5.203 billion at the end of the first quarter of 2017, a decrease of approximately $91 million. Of this backlog, approximately $2.363 billion is expected to be completed in the next 12 months. Both backlog calculations reflect stable performance as we booked new work and renewed existing work.

We continue to anticipate substantial future opportunities in the near-term across a broad array of our customers. For AT&T, we renewed construction and maintenance service agreements in Mississippi and Alabama. From Comcast, we received a construction services agreement in Colorado and renewed construction and maintenance service agreements in Massachusetts, New Jersey, Pennsylvania and Virginia.

With CenturyLink, we secured construction and maintenance services agreements in North Carolina, South Carolina and Georgia, and construction and engineering services agreements in Washington, Utah, Colorado and Florida. And finally, from Windstream, we received construction and maintenance services agreements in New Mexico and West Virginia. Headcount increased during the quarter to 13,236. Now I will turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve, and good morning, everyone. Going to slide 8, contract revenues for Q2 2017 were $701.1 million, and organic revenue grew 22.9%, reflecting solid growth from many of our top customers. Acquired businesses contributed $13.4 million of revenue in the current period. Adjusted EBITDA was $86.2 million or 12.3% of revenue, compared to $66.4 million or 11.9% of revenue in the year-ago period. This represented an increase of over 29%.

Gross margins expanded 42 basis points year over year as we grew our operations. G&A improved to 8.3% of revenue in Q2 2017, compared to 8.4% in Q2 2016. Non-GAAP Adjusted Diluted EPS was $0.82 per share, compared to $0.54 in Q2 2016, an increase of 52%.

Now moving to slide 9, our balance sheet and financial profile continue to reflect the strength of our business. We ended the quarter with no revolver borrowings on our Senior Credit Facility. During Q2, we increased the term loan portion of our facility by $35 million and we ended the quarter with $376.9 million of term loans outstanding. Our liquidity is robust and exceeded $421 million at the end of the quarter, consisting of availability from our Credit Facility and cash on hand.

Operating cash flows were strong at $105.8 million during Q2 2017, an increase by more than $30 million compared to Q2 2016. The combined DSOs of Accounts Receivable and Costs in Excess of Billings, net, were 89 days for Q2 2017, which declined both year over year and sequentially. Capital expenditures made to facilitate our growth and maintain our fleet were $34.8 million during Q2 2017, net of disposal proceeds, and gross CapEx was $36.8 million.

During Q2, we repurchased 313,000 shares of our common stock for $25 million at an average price of $79.87 per share. The current share repurchase authorization is $150 million through August 2018. In summary, we continue to maintain a strong balance sheet and ample liquidity, enabling us to effectively invest in growth opportunities.

Now going to our outlook on slide 10, for Q3 of 2017, our outlook contemplates normal winter weather and we currently expect revenues which range from $715 million to $745 million, reflecting a broad range of demand from several large customers, robust 1-gigabit deployments, fiber-deep cable capacity projects accelerating, CAF II underway, and core market share growth. This outlook includes approximately $10 million of revenue from businesses acquired during the fourth quarter of FY16. For organic growth calculations, there were no acquired revenues in Q3 2016.

Gross Margin percent is expected to increase compared to Q3 2016, reflecting a solid mix of customer growth opportunities and an expectation for normal winter weather with the related impacts on productivity. Total G&A costs as a percent of revenue are expected to be in line compared to Q3 2016, and include $5 million of share-based compensation, compared to $3.9 million in the year-ago quarter.

Depreciation and amortization is expected to range from $36.4 million to $37.1 million, and includes amortization of $6.1 million. Adjusted interest expense of approximately $4.8 million will include the cash coupon on our convertible notes, interest on our credit facility, amortization of debt issuance costs and other interest. Adjusted interest expense excludes $4.4 million of interest for non-cash amortization of the debt discount. Other income, net is expected to range from $2.6 million to $3.2 million.

Our effective tax rate is estimated to be approximately 37.3% for the remainder of FY17. These factors are expected to generate an Adjusted EBITDA margin percent which increases from the Q3 results, and Non-GAAP earnings ranging from $1.11 to

$1.24 per diluted share. We expect approximately 32 million diluted shares during Q3 2017, with shares gradually increasing in subsequent quarters.

Now going to slide 11, as a reminder, for comparative purposes, the prior-year fourth quarter of FY16 included 14 weeks of operations as a result of our 52-53 week calendar. For Q4 of this year, there are 13 weeks of operations. For comparative purposes, the organic revenue amount for Q4 2016 was $727.6 million, and it adjusts for the extra week in that period and applicable acquired revenues.

Now looking ahead to Q4 of FY17, we currently expect organic revenue growth of mid-teens as a percentage of revenue, compared to the Non-GAAP organic revenue in Q4 2016. In addition to the organic revenue change, our outlook for total Q4 2017 revenue includes revenue of approximately $15 million in Q4 2017 from businesses acquired in the fourth quarter of FY16. We expect a continuation in Q4 2017 of the growth drivers evident in Q3 2017, as well as fiber deployments for newly emerging wireless technologies.

We expect gross margins to increase over the Q4 2016 result, and G&A expense to decrease as a percentage of revenue year over year. Non-cash stock-based compensation is estimated at approximately $5 million. Depreciation and amortization to range from $37.5 million to $38.2 million. Adjusted interest expense of approximately $4.9 million, excluding $4.5 million of interest in Q4 2017 for the non-cash amortization of the debt discount. And other income net to range from $700,000 to $1.3 million. This outlook is expected to generate an Adjusted EBITDA margin percent which increases from the Q4 2016 result. Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Drew. Moving to slide 12, within the growing economy, we experienced the effects of a robust industry environment and capitalized on our significant strengths. First and foremost, we maintained strong customer relationships throughout our markets. We continued to win and extend contracts at attractive pricing. Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end-market drivers of these opportunities remain firm and are strengthening.

Telephone companies are deploying Fiber to the Home and Fiber-to-the-Node technologies to enable video offerings in 1-gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying Fiber-to-the-Node architectures have definitively transitioned to Fiber-to-the-Home deployments. While others are beginning to provision video over their fiber-to-the-node architectures and selectively deploy fiber-to-the-home.

Cable operators are continuing to deploy fiber to small and medium businesses, and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall cable capital expenditures, new-build opportunities and capacity expansion through fiber-deep deployments are increasing. Dramatically increased speeds to consumers are being provisioned.

Projects resulting from the Connect America Fund II are in planning, engineering and construction, and deployment activity was well-underway during the quarter. These projects are deploying fiber deeper into rural networks. Additionally, for one recipient, we are executing meaningful assignments to perform fixed wireless deployments.

Fiber deployments in contemplation of newly emerging wireless technologies are being considered in many regions of the country.

Customers are consolidating supply chains, creating opportunities for market share growth, and increasing the long-term value of our maintenance business. In addition, we are increasingly undertaking planning and program management responsibilities for our customers. These roles are creating more visibility around future deployments.

Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders.

We remain encouraged that our major customers possess significant financial strength and are committed to multi-year capital spending initiatives. These initiatives are meaningfully accelerating and expanding in scope across a number of customers. Recent developments indicate a broadly improved regulatory environment will be supportive of these initiatives. We remain confident in our strategies, the prospects for our Company, the capabilities of our dedicated employees, and the experience of our management team as we grow our business and capitalization. Now John will open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Bobby Burleson, Canaccord.

Bobby Burleson - Canaccord Genuity - Analyst

Good morning. Congratulations on the strong results.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks.

Bobby Burleson - Canaccord Genuity - Analyst

I was just curious. You talked about fiber deployments in contemplation of some emerging wireless technologies. Where do you think, just timing-wise, that starts to become more meaningful for you guys in terms of revenue?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, I think we said in the comments, Bobby, that we see this developing in the near to intermediate term. And I guess I would just encourage people to stay tuned.

Bobby Burleson - Canaccord Genuity - Analyst

Okay. Is there any kind of competitive dynamic there, where competitors that are more entrenched on the wireless side with the customer might be better-positioned to address some of the fiber deployments for that customer?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

No, I think it’s the opposite. These fiber deployments are wireline deployments, so they really don’t utilize the skillset that you would do traditional macro site wireless work. So these are wireline deployments in support of a wireless technology.

Bobby Burleson - Canaccord Genuity - Analyst

Okay, great. And then just one other quick one. In terms of emerging customers, are you seeing anybody moving into the market here in the US, in terms of healthy fiber plans, that could start to become a meaningful customer for you this year?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I think we’ve got a number of customers that have healthy plans. And I think beyond that, I wouldn’t break it down.

Bobby Burleson - Canaccord Genuity - Analyst

Okay, great. Thank you.

Operator

Tahira Afzal, KeyBanc Capital Markets.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Hey, Steven, Drew, great quarter. Congratulations.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thank you.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Steve, as you look out, it’s interesting, you’re pretty positive on the wireless technology side, and obviously that’s leading to a lot of associated fiber buildout. Can you talk a bit more about anything strategically you may have to do, if you do want to leverage yourself a little more on the wireless side as well? Or is Goodman really good enough?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I think we had a strong presence in wireless pre-Goodman. We have a bigger footprint today. I think there are a number of opportunities in what I’d call the traditional macro cell environment. I think we compete well in that environment, and we serve customers well. So if there’s something that appears attractive, we certainly would look at it. But we don’t need to do anything.

Tahira Afzal - KeyBanc Capital Markets - Analyst

All right, okay. And the other question I wanted to ask you -- obviously the economy, the housing cycle and all, have hopefully also helped the business. Can you talk a bit about, to the extent you can, profile your brownfield versus greenfield construction so far? And if the housing cycle does start to ebb, assume there’s still a lot of upgrade work to be done to offset that?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. The direct deployment of fiber in subdivisions and new office in industrial areas probably peaked in 2007 at 6% to 8% of business. It all came out of the business; it’s coming back, so that is supportive. I think it’s more broadly supportive as, as the economy picks up, and connectivity needs pick up in support of the broader economy, that just helps our master service agreement business, our general routine business-as-usual, both capital spending and maintenance. Because the networks are running hotter, so they require more maintenance. So it is helpful.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it, okay. And last question for me -- there seems to be sort of a reacceleration, in a sense, of your top-line growth, really based on your fiscal fourth qualitative guidance. Is that something you think you can sustain into the next year, given really what seems like a long-term cycle?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. I don’t necessarily think about it as a reacceleration. If you think about the year-ago April quarter, we had guided a year ago, approximately today, for, call it, $600 million in revenue. We had a very strong quarter, did a little over $60 million more, and so had growth approaching 30%. If you look at that and adjust for that, normalize it, I think we are consistently growing the business.

If you look at the four quarters ending this last January, we grew almost $500 million organically, and there’s a lot of momentum there. So I don’t see it as a -- we had a really strong quarter in April. We are lapping that. As we get past it, there’s a number of opportunities that are really just beginning.

Tahira Afzal - KeyBanc Capital Markets - Analyst

So we could probably see double-digit organic revenue growth, Steve, into 2018?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

We haven’t given guidance beyond two quarters. As you know, that’s our practice. But when we talk about new near- to intermediate-term drivers in the business, in a number of areas, we have some opportunity.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Awesome. Thanks a lot Steve, and congrats again.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thank you.

Operator

Adam Thalhimer, Thompson Davis.

Adam Thalhimer - Thompson Davis & Company - Analyst

Good morning, guys. Great quarter.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Good morning, Adam.

Adam Thalhimer - Thompson Davis & Company - Analyst

The fiber backhaul for wireless that you talked about, and the fiber deeper for DOCSIS 3.1 -- can you give us any kind of sense for how much of those opportunities are in the Q2 backlog?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

There’s a fair amount on the cable side. On the wireless side, it’s just emerging.

Adam Thalhimer - Thompson Davis & Company - Analyst

Got it. And your unnamed customer was flat year over year. Can you give us any sense of timing for when that falls off more materially?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

We don’t have any more comment other than what we provided in the trend schedules.

Adam Thalhimer - Thompson Davis & Company - Analyst

Okay. And then can you provide a little commentary on CAF II and the timing of that? Because talking to other people in the industry, they’re a little disappointed that it’s taking longer than they expected. But maybe that gets underway more materially in calendar 2017. Do you have any thoughts on that?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, I think our customers have been very skilled at using equipment, in part, to provide additional bandwidth. So we are busy, we are doing a number of programs and we’re deploying fiber every day. But at least in this portion of the program, it’s somewhat less than we would have originally expected.

I think the good news is, the customers that have received that money have been spending more money than we expected in other areas and other programs in the network that we are directly benefiting from. So I think the overall purpose of the program, which is to spur investment, is very much being accomplished.

Adam Thalhimer - Thompson Davis & Company - Analyst

Okay, very interesting. Thanks.

Operator

Matt Duncan, Stephens.

Matt Duncan - Stephens Inc - Analyst

Good morning, guys. Great quarter.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Matt.

Matt Duncan - Stephens Inc - Analyst

So Steve, looking at the strong growth you had this quarter, the guide up for the next couple of quarters, it seems like you have picked a little bit of momentum back up again. Are you seeing some meaningful new contracts on the horizon for new-build-type activity? Is that part of what may be driving that?

And really what I’m getting at is, there was a small tick down in total backlog sequentially, which I suspect is nothing more than timing of awards. 12-month backlog is up, which is probably more informative. Just trying to put all the puzzle pieces together here.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. Recall, around 85% of the business is long-term contracts and master service agreements. And master service agreements, you book them, you burn them down, you renew them, you book them again, right? And so the total number is going to be a function, to some degree, of the strong renewals that we had really in 2015, 2016 and early 2017.

I think that, that’s just naturally the way the business operates. I would point, as you’ve commented, to the next 12 months backlog, as that continues to grow in line with the growth of the business. And we are seeing opportunities, even on a project-based, that are coming into the business as opportunities, that we think we can grow both next 12 months and total over the balance of the calendar year.

Matt Duncan - Stephens Inc - Analyst

Okay. On the margin side of things, you’re still seeing Adjusted EBITDA margins slowly grind higher, which is encouraging. And I would assume, as long as we’re still talking double-digit organic revenue growth, that those margins are likely going to continue to go up. I know historically, you’ve said mid-teens is where that starts to peak out a little bit.

But at the same time, with the level of demand you’re talking about in the market, I would have to believe that there’s a little bit of pricing power for you guys too, which should help drive margins. So how should we be thinking about Adjusted EBITDA margins going forward over the next, call it, two to three years? Do you think that will continue to go up, as long as we are seeing this level of organic revenue growth?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, we’re going to work hard to make it go up. Half the business was worse than we resulted on average, and the other half was better. We’re going to be selective and make sure that we supply resources to our customers in areas where we can best do the work for them, with the highest quality and good returns.

We certainly are making substantial investments in the business, to grow the business $500 million organically in the trailing 12-month period. There’s lots of investment that has to be made there. And as long as that investment has to be made, we’re going to be very disciplined about how we commit our resources, and at what return levels we find new work acceptable.

Matt Duncan - Stephens Inc - Analyst

Sure. And then lastly for me, touchy subject, I’m sure, but I’m pretty sure the trial with Quanta went to trial actually last week, should have concluded early this week. Is there anything you can tell us about that, or has there been any decision reached there?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

The trial did conclude on Monday. There will be a post-trial briefing. And beyond that, we have no comment.

Matt Duncan - Stephens Inc - Analyst

Okay, fair enough. Thanks, Steve.

Operator

Alex Rygiel, FBR Capital Markets.

Alex Rygiel - FBR Capital Markets - Analyst

Nice quarter, Steve.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Alex.

Alex Rygiel - FBR Capital Markets - Analyst

As it relates to this wireless fiber opportunity, as it relates to 5G, can you talk a little bit about how the contracts or how the revenue could be awarded to you? Is it more project-based? Is it MSA-based? Is it coming through some of your existing MSAs, if there is a customer that is a wireline and wireless customer today? A little bit more color on how that project or how that work will develop and come into backlog?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

So Alex, I think I’m going to be pretty guarded in our commentary. It’s an emerging opportunity, and it doesn’t seem to me that it would be a great idea to educate the competition on a conference call. I would just say that they are folks that we’ve done business with over an extended period of time. And we’re happy to work with those types of customers as they need additional resources.

Alex Rygiel - FBR Capital Markets - Analyst

And then secondly, your cash flow was very strong in the quarter. I get a lot of inbound calls from investors that have some concerns about your receivables and whatnot. Could you just more broadly address your views on cash flow and your receivables level on your balance sheet today?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, go ahead, Drew.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Alex, with the DSOs, as you saw, we are at 89 days. So that did come down year over year about 10 days. Seasonally, that’s reflected [an] improvement. Part of that was, midway through the year, we talked about our receivables program. Also it did come down sequentially. We continue to work on it. If you look at the concentration of customers, these are with high-credit-quality customers. We have no concerns around collectability.

Alex Rygiel - FBR Capital Markets - Analyst

That’s great. Nice quarter. Thank you.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Alex.

Operator

Brent Thielman, D.A. Davidson.

Brent Thielman - D.A. Davidson & Company - Analyst

Thanks. Echo others on the nice quarter.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks, Brad.

Brent Thielman - D.A. Davidson & Company - Analyst

Steve, the reduction of revenue from the non-top-five customers that you mentioned in the presentation, any thoughts on what you’re seeing there in terms of plans, initiatives among those customers? Could we potentially see a shift next fiscal year? Is it too early to tell?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, certainly Charter Communications is certainly going through the integration of the Time Warner asset. We expect them to -- and they talk very openly about accelerating their CPE deployments in 2017, and we do support them in that effort. They’ve also talked very openly about pushing fiber deeper into the network to facilitate what they call 6G -- so multi-gigabit speeds over their network.

And so I think it’s just one of those things where, in the industry, the way it structured now, our top customers are the top people to work for. And sometimes, it’s going to move around a little bit, but you’ll work to manage the overall growth level. And sometimes that means some grow faster than others. But it doesn’t mean anything more than that.

Brent Thielman - D.A. Davidson & Company - Analyst

Okay. And then any update on the competitive landscape? Do you see significant capacity being added to support these deployments?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I think we’re very comfortable that if we do a good job for customers, we will get our fair share. And I don’t know that we have any other comment beyond just letting our numbers speak for themselves.

Brent Thielman - D.A. Davidson & Company - Analyst

Absolutely, fair enough. And then it looks like the revenue from acquired businesses was -- I think, it was $13 million. And I think you’re using $10 million a quarter for Goodman going forward. Was this sort of a seasonal bump this period, or any thoughts --?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

There’s another small business in that number. I just think that there is a trend line there. I mean, there are some opportunities, particularly around FirstNet, where we think that a broader wireless footprint is going to become a much more valuable asset. But we’ll have to see how that develops.

Brent Thielman - D.A. Davidson & Company - Analyst

Okay. Best of luck, thanks.

Operator

Jennifer Fritzsche, Wells Fargo.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great, thank you for taking the question. Two, if I may. Steve, right now I’m at mobile world congress. And it seems like there’s quite a bit of talk about your largest customer possibly winning FirstNet, and many of the supply chain equipment companies have talked about that being a game-changer for spending more on wireless. As you’ve talked, you’ve mentioned convergence quite a bit. But can you talk a little bit about the convergence you’re seeing with wireline and wireless in the decision-makers at that largest customer?

And then second, if I may, CenturyLink is also involved in a very large acquisition. It looks like revenue there was up well-over 30% year over year. Any signs that, that integration is causing some near-term decision-making to be kind of kick the can, a little bit? Thanks.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

So with respect to your wireless question, I mean, I think, particularly with the renewed unlimited offerings, there’s clearly going to be more demand for macro cell site capacity. At the same time, we are seeing additional sectors that are being added, based on running fiber laterals. And then there’s the whole C-RAN development, where dark fiber to cell tower, so that there can be more consolidation around the radio access layer -- we think, is just something that’s just going to continue for a very long period of time.

And then of course, there’s FirstNet. And it’s always helpful when the taxpayers, through a federal program, can provide billions of dollars of support for capital spending. So I think those are all strong opportunities. And then I think with respect to CenturyLink, they’ve been very clear about their three-year plan of deploying both fiber to the home and more fiber deeper into the copper networks, so they can facilitate bandwidth increases in their top-25 markets. And we are pleased that we can support them in that effort, and it’s full speed ahead.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great. And if I may, just a follow-up on the AT&T with Goodman. Am I correct in saying that -- the way I understand it, there’s five AT&T wireless regions. Did Goodman expand their relationship so if things like FirstNet turn on the wireless faucet on spending, you would be in a better position to capture some of that, versus prior to Goodman?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, that’s absolutely true. And that is truer today than it was 90 days ago.

Jennifer Fritzsche - Wells Fargo Securities - Analyst

Great, thank you very much.

Operator

Noelle Dilts, Stifel.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks. And I will join the chorus in saying, congratulations on a nice quarter.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thanks.

Noelle Dilts - Stifel Nicolaus - Analyst

So first, just given your comments on maintenance work, I was wondering if you could just give us an update on how much of your revenue at this point is coming from maintenance work, and how that’s evolved over the last two years? I know Verizon was a big piece of that. And then do you have a feeling for how much maintenance work is currently performed in-house versus outsourced, and how that is changing?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. So, with respect to maintenance, it’s always hard to put a strict number on it, because the projects that we’re issued or the work orders we’re issued every day sometimes span both capital and maintenance. I would just tell you that our core master service agreement footprint is busy. And that can be supporting both maintenance initiatives or also what I will call routine CapEx.

So things like housing subdivisions, road moves. To the extent that we have an expansion in infrastructure support for roads and highways and bridges and sewer -- all of those programs impact outside-plant. And that’s the work that we do.

In terms of outsourcing, it’s one of those things which, every year, customers seem to [in] some place come up with a new activity. And certainly as construction picks up of the aerial portion of these large fiber deployments, that’s an area where, historically in different parts of the country, that could present a good opportunity for us to take advantage of increased outsourcing.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then for my second question, I was hoping that you could revisit some of the assumptions that you’ve laid out previously in presentations talking about there being 125 million households in the US, that you think you could be passed by two carriers, and that 75% are commercially viable for passing. Has anything changed really since last quarter, in terms of some of the commentary out of the customers, that’s changing how you’re thinking about that opportunity?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Sure. I mean, the 200 may be bigger, right? To the extent that assumption was based on having two wireline high-bandwidth providers to essentially 75% of the homes passed in the US, to the extent that there’s a viable wireless overlay, that probably expands that potential number.

I think if you look at the number of customer announcements with respect to homes that came out since we spoke in November, there’s been a cable operator with a fiber-to-the-home build. Other cable operators that have talked about doing that 75% of their footprint with a high-bandwidth network over time -- about 100%. So my guess is that the 200 may be a bigger number. And because the opportunity now may incorporate a converged wireline wireless alternative in some markets, and at the same time, the percentage of customers’ networks may be higher than 75%. So we’ll just see.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then one last question, if I can squeeze it in. On the AT&T conference call, management talked about the fact they were ahead of plan in the fourth quarter, and that they actually allocated incremental capital to building out additional homes. Do you have any sense if that was a pull-forward of demand, or if essentially they’ve just ramped up their quarterly passings? And can you give us a sense of if you are expecting growth beyond that million-homes-passed level that they posted in the fourth quarter?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

I don’t know that I would like to add anything in detail about the customers plans, other than to reiterate what they said. Which is, they are pleased with the program. That generally means, when our customers are pleased, that it’s meeting or exceeding their internal expectations for returns. And I think that is supportive of a continued rollout. And perhaps, it’s expansion, we’ll see.

Noelle Dilts - Stifel Nicolaus - Analyst

Thanks, Steve.

Operator

Christian Schwab, Craig-Hallum.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Great. Good stuff, Steve. Can you remind us, in the last 12 months, what percentage of your revenue you would equate to the way that you guys do wireline versus wireless?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Yes, I think in the quarter, it was about 8% wireless. And I think that’s relatively in line for the balance for the last 12 months.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay, perfect. And then with the Goodman acquisition, are you in a position to do work with all four of the wireless carriers?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

So we do, do work for all four. Right now, we are busier with two than others. And from a competitive perspective, I don’t know that I would want to go beyond that. But we certainly are doing work for all four.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. So your enthusiasm on wireless was echoed last week by a competitor. It seems that the carriers are now making a shift to look at ways to dramatically increase network speeds. And our work suggests that they’re all going to have to do that slightly different. Now, for marketing purposes, they may call it 5G. But it will be an upgrade or a complement to the existing 4G network.

But that should require -- will require, we understand, a lot of modification to the spending of the core of the network as well. Is that what you are talking about, where certain people may want to invest more aggressively in fiber or what they believe positions their network better?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, I just think it’s, kind of, at a high level, Christian, the way I think about it is, if you’re going to increase wireless speeds, you’ve got to use higher-frequency spectrum. It doesn’t propagate as far, so you’ve got to have more antennas, and you’ve got to connect those antennas to the network with fiber. So it’s just really basic densification, which will enable -- as we’ve seen in some of the metro builds that one of our customers has talked about in the northeast, it just enables Internet of Things, traffic signals, street lights. There’s just a whole bunch of new emerging applications for that bandwidth that -- we are probably first bat or second pitch of the first inning.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Yes, exactly. I agree. Thank you. Congratulations on a good quarter.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Thank you.

Operator

Alan Mitrani, Sylvan Lake Asset Management.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Hi, thank you. Steve can you give us your view on the regulation with the new FCC commissioners coming in? And your thoughts about consolidation and what the impact could be on your industry?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Well, clearly the new chair of the FCC spoke this morning in Spain, and highlighted why facilities-based competition is what he believes is the best way to facilitate the deployment of high-bandwidth technology. It’s always nice to hear a clear articulation of a facilities-based competition.

I think with respect to convergence, that is something we’ve been living with, had it through numerous different regulatory regimes in different administrations. Because I think it’s the way that technology and consumer preference are pushing our customers. So I don’t have a specific view on any combinations. But just know that, as our customers have all gotten bigger, their spending has become more durable, it’s longer lasting and of greater magnitude. And that’s over the last 25 years I’ve been doing this.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Okay, great. And with regard to leverage, it seems like you added the $35 million to the term loan, and plus you added to your share buyback without having really completed the previous share buyback. Can you talk about your thoughts of leverage and what the purpose would be as you get into the busy season, and what would happen if the tax rates as well were cut back for corporations? What would your thoughts be on leverage, and where would the incremental dollar go?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Alan, with respect to tax policy, who knows? There’s a number of proposals that are out there. I guess the good thing is, what they all have in common is a lower federal tax rate. And we’re basically a full-basis taxpayer, with very small international revenue -- and don’t really get any tax preferences, so we have nothing to give up. So any lower rate will be helpful.

If you go beyond that and you talk about the expensing of capital expenditures, that’s obviously helpful in a business where we’re growing as rapidly as we are. The flip side is what they do around the tax deductibility of interest. It’s a little bit hard to say.

What I would put out there is that we still find the debt markets attractive. We have a new source of capital that we wanted to get into the facility. We freed up revolver capacity. And we have -- as we said, we’ve grown $500 million in the trailing 12 months, and we’ve got opportunities going forward to use capital. So that’s why we put it in place.

Alan Mitrani - Sylvan Lake Asset Management - Analyst

Great, thanks.

Operator

Alex Rygiel, FBR Capital Markets.

Alex Rygiel - FBR Capital Markets - Analyst

Thanks. Just a quick question. Were there any abnormal legal expenses in the quarter and/or do you expect any in the upcoming quarter? And on the flip side, any gains?

Steven Nielsen - Dycom Industries, Inc. - President & CEO

So we didn’t have any legal expenses that were material to our numbers in the quarter, and don’t expect to have any going forward.

Alex Rygiel - FBR Capital Markets - Analyst

Thank you.

Operator

Mr. Nielsen, no further questions in queue.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

All right. Just before we go, Drew is going to round out our disclosure on our top-10 customers. So go ahead, Drew.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure. Customer number six was at 5% of revenue -- and this was for a customer who has requested that we not disclose their identity. Charter Communications was number seven at 3.6% of revenue. Crown Castle was number eight at 1.6% of revenue. Frontier Communications was number nine at 1.6% of revenue. And Questar Gas was number 10 at 0.5% of revenue.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

And the split also?

Drew DeFerrari - Dycom Industries, Inc. - CFO

And the split -- telco was at 68.1%, cable was at 24.4%, facility locating was at 4.9%, and electrical and other was at 2.6%.

Steven Nielsen - Dycom Industries, Inc. - President & CEO

Okay. Well, we thank everybody for your time and attention, and we will talk you on our third-quarter call in May. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.